Exhibit 99

Investor Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

ORASURE TECHNOLOGIES ANNOUNCES RESULTS OF ARBITRATION

WITH PRESTIGE BRANDS

- Prestige Brands Found To Have Breached Non-Compete Provision -

BETHLEHEM, PA – October 23, 2007 – OraSure Technologies, Inc. (NASDAQ:OSUR) today announced the results of its arbitration with Prestige Brands Holdings, Inc (NYSE:PBH). Since April 2003, Prestige has exclusively distributed OraSure’s cryosurgical wart removal product in the United States over-the-counter or retail (“OTC”) market under the Compound W Freeze Off® tradename. The arbitration arose after Prestige acquired the Wartner® cryosurgical wart removal product line in September 2006. Wartner® competes directly in the domestic OTC market against the Freeze Off™ product, in violation of a non-compete provision contained in the parties’ distribution agreement.

The arbitration panel has concluded that Prestige’s acquisition of Wartner® breached the non-compete provision, that OraSure is entitled to an award of its legal fees and share of arbitrators’ costs and that all counterclaims asserted by Prestige are rejected. The panel also found that the parties’ distribution agreement will terminate on December 31, 2007 and that OraSure is not entitled to receive other compensatory damages.

“As we expected, Prestige was found to have breached the non-compete provision of our distribution agreement and we are pleased that we will receive an award of our legal fees,” said Douglas A. Michels, OraSure’s President and Chief Executive Officer. “The arbitration panel’s decision to deny compensatory damages is disappointing as is the termination of our agreement with Prestige. Since we understood that termination of the agreement was possible, we have been evaluating alternative product and distribution options and are preparing to implement these strategies to keep our cryosurgical product in the U.S. OTC market.”

During its third quarter investor earnings call, scheduled for October 30, 2007, the Company will update its financial guidance for 2007 to reflect business developments, including the expected impact of the Prestige arbitration decision.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to products, distribution strategies and costs. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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